EXHIBIT 99.1

COMMUNITY FIRST BANKSHARES TO CONSOLIDATE BANK CHARTERS

    Aug 29, 2000: FARGO, N.D.,—Community First Bankshares, Inc. has received approval from the Office of the Comptroller of the Currency to merge 11 of its existing national bank charters into one national bank charter in order to increase efficiency and performance.

    "Charter consolidation opportunities will contribute significant efficiencies and improve delivery of financial services to our customers," said Mark Anderson, Community First's president and CEO. Emphasizing that the charter merger will not change the company's community banking focus, he added, "We remain committed to each of our markets and to empowering our banks to serve them.

    "The charter consolidation will have a positive impact on many aspects of the company, including capital, funding, reserves, and lending," Anderson said. "In addition, it brings many non-financial benefits, as many processes that previously needed to be completed 11 times now only need to be completed once. This will streamline our operations, providing long-term benefits to customers, shareholders and employees." The affected charters include Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, Utah, Wisconsin and Wyoming. South Dakota will maintain a separate charter due to the company's insurance business.

    Community First Bankshares, a $6 billion financial services company, operates full-service banking offices in 156 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company offers a diverse array of financial services, including investments, insurance, mortgage and trust, with a focus on small business lending. The company is the number one or two market-dominant bank in a majority of the communities it serves. Community First's stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its web site, www.cfbx.com. This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risks related to the company's acquisition strategy, including risks of adversely changing results of operations and factors affecting the company's ability to consummate further acquisitions; risks of loans and investments, including dependence on local economic conditions; competition for the company's customers from other providers of financial services; possible adverse effects of changes in interest rates; and other risks detailed in the company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.

FROM:
Shandwick International
8400 Normandale Lake Blvd
Minneapolis, MN 55437
Contact: Shannon Burns
(952) 346-6173

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